Exhibit 99.1

NEWS RELEASE

	Contacts:	James E. Braun, CFO
Newpark Resources, Inc.
281-362-6800

FOR IMMEDIATE RELEASE		Ken Dennard, Managing Partner
Dennard Rupp Gray & Lascar, LLC
ksdennard@drg-l.com
713-529-6600
NEWPARK RESOURCES REPORTS NET INCOME OF
$0.16 PER DILUTED SHARE FOR THE FIRST QUARTER 2011
THE WOODLANDS, TX — April 28, 2011 — Newpark Resources, Inc. (NYSE: NR) today announced results for its first quarter ended March 31, 2011. Total revenues were $202.7 million for the first quarter of 2011, compared to $194.5 million for the fourth quarter of 2010 and $160.8 million for the first quarter of 2010. Net income for the first quarter of 2011 was $15.9 million, or $0.16 per diluted share, compared to net income for the fourth quarter of 2010 of $14.8 million, or $0.15 per diluted share, and net income for the first quarter of 2010 of $7.8 million, or $0.09 per diluted share.
Paul Howes, President and Chief Executive Officer of Newpark, stated, “Solid performance in our Drilling Fluids and Mats and Integrated Services businesses helped drive strong year-over-year and sequential growth in the first quarter of 2011. In North America, we posted 12% sequential growth in revenues, despite the expected decline in our Environmental Services segment. Internationally, we experienced a sequential decline from our record revenue level achieved in the fourth quarter of 2010, consistent with our expectation.
“Our recent completion of the Rheochem acquisition provides us with a footprint in the growing Asia Pacific market to support the continued expansion of our international operations,” added Howes. “Meanwhile, we’ve continued with the roll-out of Evolutiontm, our high performance water-based drilling fluid system, with customers now running or evaluating the system in several major North American drilling basins.”

SEGMENT RESULTS
The Fluids Systems and Engineering segment generated revenues of $170.5 million in the first quarter of 2011 compared to $162.8 million in the fourth quarter of 2010 and $136.3 million in the first quarter of 2010. North American revenues increased 14% sequentially in the first quarter of 2011, including an $11.7 million, or 12%, improvement in the U.S. along with $4.0 million from seasonal improvements in Canada. International revenues declined 15% from the fourth quarter of 2010, driven by the timing of customer projects in Brazil and lower revenues in Italy and areas of North Africa, due in part to political and social unrest in the region. Compared to the first quarter of 2010, revenues increased 25% in both our North American and international operations. Segment operating income was $19.2 million (11.3% margin) in the first quarter of 2011 compared to $16.8 million (10.3% margin) in the fourth quarter of 2010 and $12.4 million (9.1% margin) in the first quarter of 2010.
The Mats and Integrated Services segment generated revenues of $23.1 million in the first quarter of 2011 compared to $20.6 million in the fourth quarter of 2010 and $13.6 million in the first quarter of 2010. Revenues for the segment were up 12% from the fourth quarter of 2010, driven primarily by a $2.0 million increase in composite mat sales. Compared to the first quarter of 2010, segment revenues were up 69%. Segment operating income was $11.8 million (51.1% margin) in the first quarter of 2011 compared to operating income of $10.3 million (50.2% margin) in the fourth quarter of 2010 and $2.7 million (19.9% margin) in the first quarter of 2010.
The Environmental Services segment generated revenues of $9.1 million in the first quarter of 2011 compared to $11.1 million in the fourth quarter of 2010 and $10.9 million in the first quarter of 2010. The sequential decline in revenues is primarily attributable to lower waste disposals associated with the Deepwater Horizon oil spill. Segment operating income was $1.6 million (17.8% margin) in the first quarter of 2011 compared to operating income of $2.6 million (23.4% margin) in the fourth quarter of 2010 and $2.7 million (24.7% margin) in the first quarter of 2010.
CONFERENCE CALL
Newpark has scheduled a conference call to discuss the first quarter 2011 results, which will be broadcast live over the Internet, on Friday, April 29, 2011 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 480-629-9692 and ask for the Newpark Resources conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through May 6, 2011 and may be accessed by dialing (303) 590-3030 and using pass code 4426435#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.

Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2010, as well as others, could cause results to differ materially from those stated. These risk factors include, but are not limited to, our ability to successfully integrate the business acquired from Rheochem and to realize the anticipated benefits from the acquisition, the impact of restrictions on offshore drilling activity in the Gulf of Mexico, our customer concentration and cyclical nature of our industry, the availability of raw materials and skilled personnel, our market competition, the cost and continued availability of borrowed funds, our international operations, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, and the impact of severe weather, particularly in the U.S. Gulf Coast. Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Consolidated Statements of Operations

(Unaudited)	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands, except per share data)	2011	2010	2010

Revenues	$202,651	$194,526	$160,798

Cost of revenues	159,002	152,879	133,518
Selling, general and administrative expenses	15,818	16,722	14,413
Other operating (income) expense, net	(117)	58	(842)

Operating income	27,948	24,867	13,709

Foreign currency exchange loss (gain)	323	(494)	(611)
Interest expense, net	2,257	2,613	2,148

Income from operations before income taxes	25,368	22,748	12,172
Provision for income taxes	9,514	7,978	4,390

Net income	$15,854	$14,770	$7,782

Income per common share — basic	$0.18	$0.16	$0.09
Income per common share — diluted	$0.16	$0.15	$0.09

Newpark Resources, Inc.
Operating Segment Results

(Unaudited)	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2011	2010	2010

Revenues
Fluids systems and engineering	$170,467	$162,811	$136,310
Mats and integrated services	23,063	20,610	13,620
Environmental services	9,121	11,105	10,868

Total revenues	$202,651	$194,526	$160,798

Operating income (loss)
Fluids systems and engineering	$19,199	$16,811	$12,414
Mats and integrated services	11,784	10,342	2,714
Environmental services	1,620	2,600	2,679
Corporate office	(4,655)	(4,886)	(4,098)

Total operating income	$27,948	$24,867	$13,709

Segment operating margin
Fluids systems and engineering	11.3%	10.3%	9.1%
Mats and integrated services	51.1%	50.2%	19.9%
Environmental services	17.8%	23.4%	24.7%

Newpark Resources, Inc.
Consolidated Balance Sheets

(Unaudited)
	March 31,	December 31,
(In thousands, except share data)	2011	2010

ASSETS
Cash and cash equivalents	$95,366	$83,010
Receivables, net	200,200	196,799
Inventories	122,911	123,028
Deferred tax asset	21,041	27,654
Prepaid expenses and other current assets	10,097	10,036

Total current assets	449,615	440,527

Property, plant and equipment, net	212,792	212,655
Goodwill	63,008	62,307
Other intangible assets, net	12,664	13,072
Other assets	8,372	8,781

Total assets	$746,451	$737,342

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$359	$1,606
Accounts payable	62,861	66,316
Accrued liabilities	34,009	43,234

Total current liabilities	97,229	111,156

Long-term debt, less current portion	172,996	172,987
Deferred tax liability	32,225	31,549
Other noncurrent liabilities	4,661	4,303

Total liabilities	307,111	319,995

Common stock, $0.01 par value, 200,000,000 shares authorized 93,153,576 and 93,143,102 shares issued, respectively	932	931
Paid-in capital	469,547	468,503
Accumulated other comprehensive income	13,679	8,581
Retained deficit	(29,180)	(45,034)
Treasury stock, at cost; 2,763,274 and 2,766,912 shares, respectively	(15,638)	(15,634)

Total stockholders’ equity	439,340	417,347

Total Liabilities and Stockholders’ Equity	$746,451	$737,342

Newpark Resources, Inc.
Consolidated Statements of Cash Flows

(Unaudited)	Three Months Ended March 31,
(In thousands)	2011	2010
Cash flows from operating activities:

Net income	$15,854	$7,782
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	6,430	6,711
Stock-based compensation expense	975	870
Provision for deferred income taxes	7,567	3,147
Net (recovery) provision for doubtful accounts	(44)	239
(Gain) loss on sale of assets	(17)	348
Change in assets and liabilities:
Increase in receivables	(1,063)	(32,724)
Decrease in inventories	1,453	9,183
Decrease (increase) in other assets	285	(261)
Decrease in accounts payable	(3,895)	(1,134)
(Decrease) increase in accrued liabilities and other	(9,648)	3,470

Net cash provided by (used in) operating activities	17,897	(2,369)

Cash flows from investing activities:
Capital expenditures	(6,188)	(2,029)
Proceeds from sale of property, plant and equipment	66	48

Net cash used in investing activities	(6,122)	(1,981)

Cash flows from financing activities:
Borrowings on lines of credit	1,193	45,409
Payments on lines of credit	(2,332)	(39,564)
Other borrowings (payments)	9	(186)
Proceeds from employee stock plans	87	48
Purchase of treasury stock	(95)	(86)

Net cash (used in) provided by financing activities	(1,138)	5,621

Effect of exchange rate changes on cash	1,719	(539)

Net increase in cash and cash equivalents	12,356	732
Cash and cash equivalents at beginning of period	83,010	11,534

Cash and cash equivalents at end of period	$95,366	$12,266

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